EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



                          BELL SPORTS HOLDINGS, L.L.C.,



                           ANDSONICA ACQUISITION CORP.



                                       AND



                                BELL SPORTS CORP.



                            DATED AS OF JUNE 13, 2000
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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I       The Merger..................................................   1
Section 1.1     The Merger..................................................   1
Section 1.2     Effective Time..............................................   2
Section 1.3     Effects of the Merger.......................................   2
Section 1.4     Charter and Bylaws; Directors and Officers..................   2
Section 1.5     Conversion of Securities....................................   2
Section 1.6     Note Consideration; Offer for BSI Notes;
                 Exchange of Notes..........................................   6
Section 1.7     Parent to Make Cash Available...............................   6
Section 1.8     Withholding.................................................   8
Section 1.9     Return of Exchange Fund.....................................   8
Section 1.10    No Further Ownership Rights in Company Stock................   8
Section 1.11    Closing of Company Transfer Books...........................   8
Section 1.12    Lost Certificates...........................................   8
Section 1.13    Further Assurances..........................................   8
Section 1.14    Closing; Closing Deliveries.................................   9
Section 1.15    Options.....................................................  11

ARTICLE II      Representations and Warranties of Parent and Sub............  11
Section 2.1     Organization, Standing and Power............................  11
Section 2.2     Authority...................................................  12
Section 2.3     Consents and Approvals; No Violation........................  12
Section 2.4     Information Statement.......................................  13
Section 2.5     Financing...................................................  13
Section 2.6     Litigation..................................................  13
Section 2.7     Required Vote of Parent Stockholders........................  13
Section 2.8     Brokers.....................................................  13
Section 2.9     Operations of Sub...........................................  13
Section 2.10    Representations and Warranties Insurance Policy.............  13

ARTICLE III     Representations and Warranties of the Company...............  14
Section 3.1     Organization, Standing and Power............................  14
Section 3.2     Capital Structure...........................................  14
Section 3.3     Certificates; Articles of Incorporation and Bylaws..........  16
Section 3.4     Authority...................................................  16
Section 3.5     Consents and Approvals; No Violation........................  16
Section 3.6     SEC Documents; Financial Statements.........................  17
Section 3.7     No Undisclosed Liabilities..................................  18
Section 3.8     Information Statement.......................................  18
Section 3.9     Absence of Certain Changes or Events........................  18
Section 3.10    Permits and Compliance; Defaults............................  19
Section 3.11    Tax Matters.................................................  20
Section 3.12    Actions and Proceedings.....................................  21
Section 3.13    Certain Agreements..........................................  22
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Section 3.14    ERISA.......................................................  23
Section 3.15    Compliance with Worker Safety and Environmental Laws........  25
Section 3.16    Labor Matters...............................................  26
Section 3.17    Intellectual Property.......................................  26
Section 3.18    Required Vote of Company Stockholders.......................  28
Section 3.19    Brokers.....................................................  28
Section 3.20    Real Property...............................................  28
Section 3.21    State Takeover Statutes.....................................  30
Section 3.22    Deposit and Disbursement Accounts...........................  30
Section 3.23    Year 2000 Compliance........................................  30
Section 3.24    Title to Assets; Tangible Assets............................  30
Section 3.25    Insurance...................................................  30
Section 3.26    Expenses....................................................  31
Section 3.27    Inventory...................................................  32
Section 3.28    Notes and Accounts Receivable...............................  32
Section 3.29    Certain Business Relationships with the Company
                 and its Subsidiaries.......................  32
Section 3.30    Major Customers and Suppliers...............................  32
Section 3.31    Product Warranty and Product Liability......................  33
Section 3.32    Non-Compete Agreements......................................  33

ARTICLE IV      Covenants Relating To Conduct Of Business...................  34
Section 4.1     Conduct of Business Pending the Merger......................  34
Section 4.2     No Solicitation.............................................  36

ARTICLE V       Additional Agreements.......................................  36
Section 5.1     RESERVED....................................................  36
Section 5.2     Preparation of the Information Statement....................  36
Section 5.3     Access to Information.......................................  37
Section 5.4     Fees and Expenses...........................................  37
Section 5.5     Stock Incentive Plans.......................................  37
Section 5.6     Commercially Reasonable Efforts.............................  38
Section 5.7     Public Announcements........................................  38
Section 5.8     Real Estate Transfer and Gains Tax..........................  39
Section 5.9     Indemnification; Directors and Officers Insurance...........  39
Section 5.10    Notification of Certain Matters.............................  39
Section 5.11    Employee Matters............................................  40
Section 5.12    State Takeover Laws.........................................  40
Section 5.13    Financial Statements........................................  40
Section 5.14    Financing...................................................  41

ARTICLE VI      Conditions Precedent To The Merger..........................  41
Section 6.1     Conditions to Obligation of the Company to
                 Effect the Merger..........................................  41
Section 6.2     Conditions to Obligations of Parent and Sub to
                 Effect the Merger..........................................  41

ARTICLE VII     Termination, Amendment And Waiver...........................  43
Section 7.1     Termination.................................................  43
Section 7.2     Effect of Termination.......................................  45

                                       ii
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Section 7.3     Amendment...................................................  45
Section 7.4     Waiver......................................................  45

ARTICLE VIII    General Provisions..........................................  46
Section 8.1     Survival of Representations and Warranties..................  46
Section 8.2     Notices.....................................................  46
Section 8.3     Interpretation..............................................  47
Section 8.4     Counterparts................................................  47
Section 8.5     Entire Agreement; No Third-Party Beneficiaries..............  47
Section 8.6     Governing Law...............................................  47
Section 8.7     Assignment..................................................  47
Section 8.8     Severability................................................  48
Section 8.9     Enforcement of this Agreement...............................  48

                                    EXHIBITS

Exhibit A   -   Securities Agreement
Exhibit B   -   Company Certificate of Incorporation, as amended
Exhibit C   -   Company Bylaws, as amended
Exhibit D   -   Form of Merger Notes
Exhibit E   -   Form of Company's Counsel Opinion
Exhibit F   -   Form of Parent and Sub's Counsel Opinion


                                    SCHEDULES

Schedule 1  -   List of Cash Only Shares, Cash-Note Shares and Rollover Shares

                             TABLE OF DEFINED TERMS

DEFINED TERM                                                             SECTION
------------                                                             -------
Affiliated Transactions.....................................................3.29
Aggregate Cash-Note Cash Consideration....................................1.5(c)
Aggregate Cash Only Consideration.........................................1.5(c)
Aggregate Common Stock Cash Consideration.................................1.5(c)
Aggregate Common Stock Consideration......................................1.5(c)
Aggregate Merger Consideration............................................1.5(c)
Aggregate Merger Note Consideration.......................................1.5(c)
Aggregate Series A Preferred Merger Consideration.........................1.5(c)
Agreement...............................................................Forepart
BSI.......................................................................1.6(b)
BSI Expenses..............................................................1.5(c)
BSI Notes.................................................................1.6(b)
Business Combination.........................................................4.2
Cash Available For Cash-Note Consideration................................1.5(c)
Cash-Note Shares..........................................................1.5(c)
Cash Only Shares..........................................................1.5(c)
Certificate of Merger........................................................1.2
Certificates..............................................................1.7(b)
Chartwell...................................................................3.26
Class C Plan..............................................................1.5(g)
Closing..................................................................1.14(a)
Closing Date.............................................................1.14(a)
Code.........................................................................1.8
Commitment Letters...........................................................2.5
Common Stock Merger Consideration.......................................Recitals
Company.................................................................Forepart
Company Bylaws............................................................1.4(a)
Company Charter...........................................................1.4(a)
Company Class A Common Stock..............................................3.2(a)
Company Class B Common Stock..............................................3.2(a)
Company Class C Common Stock..............................................3.2(a)
Company Common Stock....................................................Recitals
Company Expenses............................................................3.26
Company Incentive Plans...................................................3.2(a)
Company Intellectual Property............................................3.17(a)
Company Letter...............................................................3.1
Company Options...........................................................3.2(a)
Company Permits..........................................................3.10(a)
Company Plan.............................................................3.14(g)
Company Preferred Stock...................................................3.2(a)
Company Records..............................................................3.3
Company Representatives...................................................5.3(a)
Company SEC Documents........................................................3.6

                             TABLE OF DEFINED TERMS
                                   (continued)

DEFINED TERM                                                             SECTION
------------                                                             -------
Company Securities........................................................3.2(a)
Company Series A Preferred Stock........................................Recitals
Company Stock...........................................................Recitals
Confidentiality Agreement.................................................5.3(b)
Consent or Consents..........................................................2.3
Constituent Corporations................................................Forepart
Contract or Contracts........................................................2.3
Convertible Notes.........................................................3.2(a)
Credit Agreement Commitment Letter...........................................2.5
DGCL....................................................................Recitals
Dissenting Shares.........................................................1.5(e)
Dissenting Stockholder....................................................1.5(e)
DLJ.........................................................................3.19
D&O Insurance................................................................5.9
Effective Time...............................................................1.2
Employees................................................................3.14(a)
Environmental Laws..........................................................3.15
ERISA....................................................................3.14(a)
ERISA Affiliate..........................................................3.14(g)
Exchange Act.................................................................2.3
Exchange Fund ............................................................1.7(a)
Exchange Discount Notes...................................................1.6(c)
Existing Credit Agreement............................................1.14(d)(vi)
Existing Discount Notes...................................................1.6(c)
Existing Senior Discount Notes............................................1.6(c)
Financial Statements.........................................................3.6
Financing....................................................................2.5
Foreign Benefit Plan.....................................................3.14(g)
Gains Taxes..................................................................5.8
Governmental Entity..........................................................2.3
HSR Act......................................................................2.3
Indebtedness..............................................................3.5(b)
Indenture.................................................................1.6(b)
Indenture Amendment.......................................................1.6(b)
Information Statement........................................................2.4
Investment................................................................3.2(b)
July 1 Financials...........................................................5.13
Knowledge of the Company....................................................3.12
Law or Laws..................................................................2.3
Leases...................................................................3.20(b)
Liens.....................................................................3.2(b)
Material Adverse Change......................................................2.1
Material Adverse Effect......................................................2.1
Merger..................................................................Recitals

                             TABLE OF DEFINED TERMS
                                   (continued)

DEFINED TERM                                                             SECTION
------------                                                             -------
Merger Consideration......................................................1.5(f)
Merger Notes..............................................................1.6(a)
Merger Note Discount......................................................1.5(c)
Most Recent Balance Sheet....................................................3.7
Option Merger Consideration.................................................1.15
Order or Orders..............................................................2.3
Parent..................................................................Forepart
Parent Bylaws.......................................................1.14(b)(iii)
Parent Charter........................................................1.14(b)(i)
Parent Expenses..............................................................5.4
Parent Representatives....................................................5.3(a)
Paying Agent..............................................................1.7(a)
Permitted Encumbrances...................................................3.20(a)
Per Share Cash-Note Cash Consideration....................................1.5(c)
Per Share Cash-Note Consideration.........................................1.5(c)
Per Share Cash Only Consideration.........................................1.5(c)
Per Share Common Stock Consideration......................................1.5(c)
Per Share Company Expenses..................................................3.26
Per Share Merger Note Consideration.......................................1.5(c)
Person....................................................................1.5(e)
Post-Merger Offer.........................................................1.6(b)
Products.................................................................3.30(c)
Property.................................................................3.20(a)
Reinvested Stock Merger Consideration...................................Recitals
Representation and Warranties Insurance Policy..............................2.10
Restricted Payment........................................................1.5(c)
Rollover Exchange Rate....................................................1.5(c)
Rollover Shares...........................................................1.5(c)
Sales Representatives....................................................3.30(c)
SEC..........................................................................3.6
SEC Financial Statements.....................................................3.6
Securities Act............................................................3.2(b)
Securities Agreement....................................................Recitals
Series A Preferred Merger Consideration.................................Recitals
Software....................................................................3.23
Sub.....................................................................Forepart
Sub Debt Commitment Letter...................................................2.5
Subsidiary...................................................................2.1
Surviving Corporation........................................................1.1
Taxes....................................................................3.11(d)
Tax Return...............................................................3.11(d)
Third Party..................................................................4.2
Violation.................................................................3.5(a)
Worker Safety Laws..........................................................3.15

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 13, 2000 (this "AGREEMENT"), among Bell Sports Holdings, L.L.C., a Delaware limited liability company ("PARENT"), Andsonica Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), and Bell Sports Corp, a Delaware corporation (the "COMPANY") (Sub and the Company being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "MERGER"), upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereby each issued and outstanding share of common stock, $.01 par value, of the Company ("COMPANY COMMON STOCK") not owned directly or indirectly by the Company will be converted into the right to receive the Per Share Common Stock Consideration (as hereinafter defined) and each issued and outstanding share of Series A Preferred Stock, $.01 par value, of the Company ("COMPANY SERIES A PREFERRED STOCK", and together with the Company Common Stock, the "COMPANY STOCK") not owned directly or indirectly by the Company will be converted into the right to receive in cash, without interest, $50.99, plus any accrued but unpaid dividends to the Effective Time (as hereinafter defined) (the "SERIES A PREFERRED MERGER CONSIDERATION");

     WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

     WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith certain of the stockholders of the Company and Parent are entering into a Voting Agreement dated as of the date hereof (the "SECURITIES AGREEMENT") in the form attached hereto as EXHIBIT A; and

     WHEREAS, the parties intend that the Merger be treated as a recapitalization for financial accounting purposes and certain existing shareholders of the Company have agreed to accept an aggregate of approximately 5.4% of the shares of the Surviving Corporation immediately after the Effective Time as partial consideration in the Merger;

     NOW,  THEREFORE,   in  consideration  of  the  premises,   representations,
warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (defined below). From and after the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     Section 1.2 EFFECTIVE TIME. The Merger shall become effective when a Certificate of Merger (the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as the Constituent Corporations shall agree upon and specify in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time set forth in the Certificate of Merger. The Constituent Corporations shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware on the date of the Closing.

     Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effect provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

     Section 1.4 CHARTER AND BYLAWS; DIRECTORS AND OFFICERS.

          (a) At the Effective Time, the Certificate of Incorporation, as amended, of the Company (the "COMPANY Charter"), shall be amended to read in its entirety as set forth in EXHIBIT B attached hereto and is so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws, as amended, of the Company (the "COMPANY BYLAWS"), shall be amended to read in its entirety as set forth in EXHIBIT C attached hereto and is so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Company Charter.

          (b) The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.5 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

          (a) Each of the 1,000 issued and outstanding share of common stock, $.01 par value, of Sub shall be converted into 943.925 validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation constituting approximately 94.4% of the outstanding shares of the Surviving Corporation as of immediately following the Effective Time.

          (b) All shares of capital stock of the Company that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with SECTION 1.5(b) or SECTION 1.5(G) and other than Dissenting Shares (as hereinafter defined)):

               (i) As to each Cash Only Share, the Per Share Cash Only Consideration;

               (ii) As to each Cash-Note Share, the Per Share Cash-Note Consideration;

               (iii) As to each Rollover Share, that fraction of a share of the Common Stock of the Surviving Corporation equal to the Rollover Exchange Rate. The number of shares of Common Stock of the Surviving Corporation which any holder of Rollover Shares shall be entitled to receive shall be rounded down to the nearest number of whole shares, and any fraction of a share of Common Stock of the Surviving Corporation otherwise payable to such holder shall be paid in cash in an amount equal to the Per Share Common Stock Consideration multiplied times that fractional share.

          All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration applicable to such shares, less any applicable withholding taxes, upon surrender of the Certificate (as hereinafter defined) that formerly evidenced such shares in the manner provided in SECTION 1.7(b).

          For purposes of this Section 1.5, the following terms shall have the following respective meanings ascribed thereto:

               "AGGREGATE CASH-NOTE CASH CONSIDERATION" shall mean the Aggregate Cash-Note Consideration less the Aggregate Merger Note Consideration.

               "AGGREGATE CASH NOTE CONSIDERATION" shall mean the Aggregate Non-Rollover Consideration LESS the Aggregate Cash Only Consideration.

               "AGGREGATE CASH ONLY CONSIDERATION" shall mean (a) the product of the Aggregate Non-Rollover Consideration multiplied by a fraction, the numerator of which is the aggregate number of Cash Only Shares and the denominator of which is the aggregate number of Non-Rollover Shares
          (b) LESS the Merger Note Discount.

               "AGGREGATE COMMON STOCK CASH CONSIDERATION" shall mean $101,000,000 less the Aggregate Series A Preferred Merger Consideration less the Company Expenses (other than the BSI Expenses) less the Parent Expenses (not to exceed $3,000,000) plus the Restricted Payment.

               "AGGREGATE COMMON STOCK CONSIDERATION" means the Aggregate Merger Consideration less the Aggregate Series A Preferred Merger Consideration less the Company Expenses known as of the Effective Time; and "PER SHARE COMMON STOCK CONSIDERATION" shall mean the Aggregate Common Stock Consideration divided by the total number of shares of Common Stock (excluding Class C Shares) issued and outstanding immediately prior to the Effective Time.

               "AGGREGATE MERGER CONSIDERATION" means $119,990,125.

               "AGGREGATE MERGER NOTE  CONSIDERATION"  shall mean the greater of
          (a) $5,500,000 and (b) the Aggregate Cash-Note Consideration LESS Cash Available For Cash-Note Consideration.

               "AGGREGATE NON-ROLLOVER CONSIDERATION" shall mean the Aggregate Common Stock Consideration LESS the Aggregate Rollover Consideration.

               "AGGREGATE ROLLOVER CONSIDERATION" shall mean the aggregate number of Rollover Shares multiplied by the Per Share Common Stock Consideration.

               "AGGREGATE SERIES A PREFERRED MERGER CONSIDERATION" means the sum of the Series A Preferred Merger Consideration for all of the Series A Preferred Stock issued and outstanding immediately prior to the Effective Time plus the Option Merger Consideration, if any.

               "BSI EXPENSES" shall mean those Company Expenses to be paid on behalf of BSI so designated on SECTION 3.26 of the Company Letter and any other expenses which the Company and Parent mutually agree in writing to so designate.

               "CASH AVAILABLE FOR CASH-NOTE CONSIDERATION" shall mean the Aggregate Common Stock Cash Consideration less the Aggregate Cash Only Consideration;

               "CASH-NOTE SHARES" shall mean those shares of Common Stock issued and outstanding immediately prior to the Effective Time listed on
          Schedule 1 hereto indicated to receive Cash and Merger Notes in the Merger.

               "CASH ONLY SHARES" shall mean those shares of Common Stock issued and outstanding immediately prior to the Effective Time listed on
          SCHEDULE 1 hereto indicated to receive only cash consideration in the Merger.

               "MERGER NOTE DISCOUNT" shall mean $250,000.

               "NON-ROLLOVER SHARES" shall mean the total number of shares of Common Stock (excluding Class C Shares) issued and outstanding immediately prior to the Effective Time LESS the Rollover Shares.

               "PER SHARE CASH-NOTE CASH CONSIDERATION" shall mean the Aggregate Cash-Note Cash Consideration divided by the aggregate number of Cash-Note Shares.

               "PER SHARE CASH-NOTE CONSIDERATION" shall mean the sum of the Per Share Cash-Note Cash Consideration PLUS the Per Share Merger Note Consideration.

               "PER SHARE CASH ONLY CONSIDERATION" shall mean an amount of cash equal to the Aggregate Cash Only Consideration divided by the number of Cash Only Shares.

               "PER SHARE MERGER NOTE CONSIDERATION" shall mean the Aggregate Merger Note Consideration divided by the aggregate number of Cash-Note Shares.

               "RESTRICTED PAYMENT" shall mean a cash payment by BSI to the Company as of the Effective Time in an amount equal to 95% of the maximum amount which BSI may pay to the Company pursuant to Section 4.9(c) of the Indenture.

               "ROLLOVER EXCHANGE RATE" shall mean the fraction determined by dividing (a) the Aggregate Rollover Consideration multiplied by the number of shares of Common Stock of the Surviving Corporation to be issued and outstanding immediately after the Effective Time, divided by $107,000,000 by (b) the aggregate number of Rollover Shares.

               "ROLLOVER SHARES" shall mean the shares of Common Stock issued and outstanding immediately prior to the Effective Time to be converted into the right to receive Common Stock of the Surviving Corporation, as indicated on Schedule 1 hereto; the aggregate of which shall be the quotient of 6,000,000 divided by the Per Share Common Stock Consideration.

          (d) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with SECTION 1.5(b) and other than Dissenting Shares) shall be converted into the right to receive the Series A Preferred Merger Consideration. All such shares of Company Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Series A Preferred Merger Consideration, less any applicable withholding taxes, upon surrender of the Certificate that formerly evidenced such shares in the manner provided in SECTION 1.7(b).

          (e) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Stock held by a Person (a "DISSENTING STOCKHOLDER") who objects to the Merger and complies with all of the provisions of the DGCL concerning the right of holders of shares of capital stock of the Company to dissent from the Merger and obtain payment for their shares of Company Stock ("DISSENTING SHARES"), shall not be converted as described in SECTION 1.5(c) or SECTION 1.5(d), as the case may be, but rather shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for payment or fails to perfect or otherwise loses his right of payment, in any case pursuant to the DGCL, the

     Dissenting Shares of such Dissenting Stockholder shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration to which such Dissenting Stockholder would otherwise have been entitled to pursuant to SECTION 1.5(c) or SECTION 1.5(d). The Company shall give Parent prompt notice of any demands for payment received by the Company. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. "PERSON" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

          (f) As used in this Agreement, the term "MERGER CONSIDERATION" shall mean, with respect to a share of Company Common Stock, the Common Stock Merger Consideration and, with respect to a share of Company Series A Preferred Stock, the Series A Preferred Merger Consideration.

          (g) Notwithstanding any other provision of this Agreement to the contrary, to the extent that there are any shares of Class C Common Stock outstanding which are not fully vested pursuant to the Company's Class C Investment and Incentive Plan (the "CLASS C PLAN") as of the Effective Time, such shares shall be cancelled in the Merger without payment of any consideration to the holders thereof.

     Section 1.6 NOTE CONSIDERATION; OFFER FOR BSI NOTES; EXCHANGE OF NOTES.

          (a) A portion of the Common Stock Merger Consideration per share will consist of 18% Senior Merger Notes due October 31, 2000 (the "MERGER NOTES"), in the form attached hereto as EXHIBIT D.

          (b) The Surviving Corporation shall cause Bell Sports, Inc. ("BSI") to make a change of control offer (the "POST-MERGER OFFER") to all holders of BSI's 11% Senior Subordinated Notes (the "BSI NOTES") in accordance with the terms and conditions of the Indenture dated as of August 17, 1998 among the Company, BSI and Harris Trust and Savings Bank, as Trustee relating to the BSI Notes (the "INDENTURE"), which Post-Merger Offer shall contain a consent solicitation seeking amendment of the Indenture to eliminate
     Section 4.3 and Sections 4.7 through 4.18 thereof (the "INDENTURE AMENDMENT").

          (c) Upon consummation of the Post-Merger Offer, in the event that the consent solicitation: (i) is approved, the Surviving Corporation shall redeem all outstanding 14% Senior Discount Debentures due 2009 issued by the Company on August 17, 1998 (the "EXISTING SENIOR DISCOUNT NOTES") and the Merger Notes; or (ii) is not approved, the Company shall exchange the Existing Senior Discount Notes and the Merger Notes for new notes (the "EXCHANGE DISCOUNT NOTES").

     Section 1.7 PARENT TO MAKE CASH AVAILABLE.

          (a) DEPOSIT WITH PAYING AGENT. Parent shall authorize such Person or Persons as shall be reasonably acceptable to Parent and the Company to act as Paying Agent hereunder (the "PAYING AGENT"). Prior to the Effective Time, Parent shall deposit with the Paying Agent cash in the amount necessary for the payment of the cash Merger Consideration upon surrender of certificates representing shares of Company Stock as part of the Merger pursuant to this SECTION 1.7 (such cash being hereinafter referred to as the "EXCHANGE FUND").

          The Paying Agent shall invest the Exchange Fund as directed by Parent in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rates A-1 or P-1 or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million, in each case with maturities not exceeding five (5) days, or money market funds substantially all the assets of which are the above types of investments (without regard to the maturities thereof). All earnings on the Exchange Fund shall inure to the benefit of Parent. If for any reason (including losses), the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Stock shall be entitled under ARTICLE I of this Agreement, the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

          (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall or shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Stock (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify, including a representation as to good and marketable title to the shares represented by the Certificates, free and clear of all Liens (as hereinafter defined)) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. If requested by the Company prior to the Closing Date, Parent shall instruct the Paying Agent to make such letters of transmittal available at the location of the Closing, and shall cause the Paying Agent to be available at such location to receive, from record holders of Certificates wishing to surrender them, such letters of transmittal along with the related Certificates. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Stock theretofore represented by such Certificate shall have been converted pursuant to SECTION 1.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     Until surrendered as contemplated by this SECTION 1.7, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, plus any other
     Merger Consideration, if any, into which the shares of Company Stock theretofore represented by such Certificate shall have been converted pursuant to SECTION 1.5. No interest or dividends will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          Section 1.8 WITHHOLDING. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Stock in respect of which such deduction and withholding was made by Parent or the Paying Agent and any such amounts deducted or withheld shall be promptly and timely paid by Parent or the Paying Agent to the appropriate taxing authority.

          Section 1.9 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for 3 months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for the Merger Consideration. Neither Parent nor the Surviving Corporation shall be liable to any former holder of shares of Company Stock for any Merger Consideration which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          Section 1.10 NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Stock represented by such Certificates.

          Section 1.11 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Paying Agent or Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

          Section 1.12 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article I.

          Section 1.13 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

     Section 1.14 CLOSING; CLOSING DELIVERIES.


          (a) The closing of the transactions contemplated by this Agreement (the "CLOSING") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1333 New Hampshire Avenue, N.W., Suite 400, Washington, D.C. 20036, at 10:00 a.m., local time, no later than the third business day following the day on which the last of the conditions set forth in ARTICLE VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree (the date of the Closing is referred to herein as the "CLOSING Date").

          (b) Subject to fulfillment or waiver of the conditions for its benefit set forth in ARTICLE VI, at the Closing Parent shall deliver to the Company all of the following:

               (i) a copy of the Certificate of Incorporation of Parent (the "PARENT CHARTER"), certified as of a recent date by the Secretary of State of the State of Delaware;

               (ii) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

               (iii) a certificate of the Secretary or an Assistant Secretary of Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Parent Charter since a specified date; (B) the Bylaws of Parent (the "PARENT BYLAWS"); (C) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein; and (D) the incumbency and signatures of the officers of Parent executing this Agreement;

               (iv)  the  certificate   contemplated  by  SECTION  6.1(a),  duly
          executed by the Chief Executive Officer and the Chief Financial Officer of Parent; and

               (v) all Consents (as hereinafter defined) obtained by Parent with respect to the consummation of the transactions contemplated by this Agreement.

          (c) Subject to  fulfillment  or waiver of the  conditions set forth in
     ARTICLE VI, at the Closing Sub shall deliver to the Company all of the following:

               (i) a copy of the Certificate of Incorporation of Sub certified as of a recent date by the Secretary of State of the State of Delaware;

               (ii) a certificate of good standing of Sub, issued as of a recent date by the Secretary of State of the State of Delaware; and

               (iii) a certificate of the Secretary or an Assistant Secretary of Sub, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Certificate of Incorporation of Sub since a specified date; (B) the Bylaws of Sub; (C) the resolutions of the Board of Directors of Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein and the written consent of Parent in its capacity as sole stockholder of Sub adopting this Agreement in accordance with the DGCL; and (D) the incumbency and signatures of the officers of Sub executing this Agreement.

          (d) Subject to fulfillment or waiver of the conditions for its benefit set forth in ARTICLE VI, at the Closing the Company shall deliver to Parent all of the following:

               (i) a copy of the Company Charter, certified as of a recent date by the Secretary of State of the State of Delaware, and a copy of BSI's Articles of Incorporation, certified as of a recent date by the Secretary of State of the State of California;

               (ii) a certificate of good standing and tax certificates of the Company, issued as of a recent date by the Secretary of State of the State of Delaware, a certificate of good standing of each Subsidiary of the Company issued as of a recent date by the Secretary of State of the jurisdiction of its incorporation or organization and certificates of good standing of the Company and each of its Subsidiaries for each jurisdiction where it is registered or qualified to conduct business as a foreign corporation;

               (iii) a certificate of the Secretary or an Assistant Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, as to (A) no amendments to the Company Charter since a specified date; (B) the Company Bylaws; (C) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein and the resolutions of the stockholders of the Company adopting this Agreement in accordance with the DGCL; and (D) the incumbency and signatures of the officers of the Company executing this Agreement;

               (iv) all Consents obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement including all those identified on SECTION 6.2(c) of the Company Letter;

               (v) the certificate contemplated by SECTION 6.2(a), duly executed by the Chief Executive Officer and the Chief Financial Officer of the Company; and

               (vi) all of the Company Records (as hereinafter defined) and all original stock certificates evidencing all of the outstanding shares of each Subsidiary of the Company other than shares identified on
          SECTION 3.3 of the Company Letter as being owned by third Persons, assuming repayment by the Company of all obligations outstanding under the Credit Agreement dated as of August 17, 1998 among Bell Sports, Inc., as Borrower, Bell Sports Corp., as a Guarantor and the Lenders party thereto (the "EXISTING CREDIT AGREEMENT").

     Section 1.15 OPTIONS. The holder of any option to purchase Company Stock that is not exercised prior to the Effective Time will, at the Effective Time, be entitled to receive, in consideration thereof, for each share subject thereto, the Merger Consideration applicable to such share net of the exercise price therefor (the aggregate for all such option shares being the "OPTION MERGER CONSIDERATION") and all applicable withholding taxes. The surrender of any option for the consideration contemplated by this Section 1.15 shall be deemed a release of any and all rights the holder thereof had or may have had in respect thereof.

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     Section 2.1 ORGANIZATION, STANDING AND POWER. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the requisite power and authority to carry on its business as now being conducted. Parent is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this
Agreement, (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any event, occurrence, fact, circumstance, change or effect that is or reasonably could be expected to be materially adverse to the business, assets, prospects, financial condition or results of operations of Parent and its Subsidiaries (as hereinafter defined), taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be; provided, however, that in determining whether a Material Adverse Change or Material Adverse Effect has occurred with respect to either referenced party, any change or effect, to the extent it is attributable to (i) any change in general economic conditions, or (ii) the execution, public announcement or existence of this Agreement, shall not be considered when determining whether a Material Adverse Change or Material Adverse Effect has occurred; and (b) "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

     As of the date hereof and the Closing Date, the issued and outstanding capitalization of Sub is and will consist of 1,000 shares of Common Stock.

     Section 2.2 AUTHORITY. On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub declared the Merger advisable and fair to and in the best interest of Parent and Sub, respectively, and their respective stockholders, and approved and adopted this Agreement in accordance with the DGCL. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of appropriate Merger documents as required by the DGCL. This Agreement and the consummation of the transactions contemplated hereby have been approved by the sole stockholder of Sub. This Agreement has been duly executed and delivered by Parent and Sub, and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms.

     Section 2.3 CONSENTS AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement do not and will not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give to others a right of payment or of termination, amendment, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien (as defined herein) upon any of the properties or assets of Parent or any of its Subsidiaries under, any (i) provision of the Parent Charter or the Parent Bylaws or the Certificate of Incorporation or Bylaws of Sub, (ii) provision of the comparable charter or organization documents of any of Parent's Subsidiaries,
(iii) loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license (each a "CONTRACT" and collectively, "CONTRACTS") applicable to Parent or any of its Subsidiaries or (iv) judgment, order, writ, injunction, ruling or decree (each an "ORDER" and collectively, "ORDERS"), or any statute, law, ordinance, rule or regulation (each a "LAW" and collectively, "LAWS") applicable to Parent or any of its Subsidiaries or any of their respective properties or assets. No filing or registration with, notification to, or authorization, consent or approval of (each a "CONSENT" and collectively, "CONSENTS"), any government or subdivision thereof, or any domestic (federal and state), foreign or supranational court, commission or governmental or regulatory body, agency, authority or tribunal (a "GOVERNMENTAL ENTITY") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT") and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

     Section 2.4 INFORMATION STATEMENT. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the information statement relating to the transactions contemplated by this Agreement to be sent to the holders of Company Common Stock (together with any amendments or supplements thereto, the "INFORMATION STATEMENT") will, at the time of the mailing of the Information Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 2.5 FINANCING. Parent has entered into commitment letters with respect to senior debt (the "CREDIT AGREEMENT COMMITMENT LETTER") and the subordinated indebtedness (the "SUB DEBT COMMITMENT LETTER" and together with the Credit Agreement Commitment Letter, the "COMMITMENT LETTERS") pursuant to which BSI or Sub is to obtain, subject to the terms and conditions therein, up to $235 million of debt financing (the "FINANCING"). Parent has delivered true, correct and complete copies of the Commitment Letters to the Company. Each of the Commitment Letters is in full force and effect and has not been amended or terminated in any manner adverse to the Company. Parent will have on hand, assuming consummation of the Financing, funds necessary to pay the aggregate Merger Consideration and all of its fees and expenses related to this Agreement.

     Section 2.6 LITIGATION. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries that would prevent or materially delay the consummation of the Merger. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that would prevent or materially delay the consummation of the Merger.

     Section 2.7 REQUIRED VOTE OF PARENT STOCKHOLDERS. No vote of the security holders of Parent is required by law, the Parent Charter or the Parent Bylaws or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

     Section 2.8 BROKERS. No broker, investment banker or other person, other than Chartwell Investments II LLC, the fees and expenses of which will be paid by Parent (or the Company and/or BSI if the Merger is consummated), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     Section 2.9 OPERATIONS OF SUB. Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 2.10 REPRESENTATIONS AND WARRANTIES INSURANCE POLICY. The Representations and Warranties Insurance Policy obtained by Parent in respect of this Agreement (the "REPRESENTATIONS AND WARRANTIES INSURANCE POLICY") provides that the insurer writing such policy shall not have any claim, right or recourse against any stockholder, director, officer or other employee, Affiliate, agent, representative or advisor of the Company for breaches of representations or warranties under this Agreement, nor any present or former stockholder, director, officer or other employee, partner, Affiliate, agent, representative or advisor of any of the foregoing. Parent agrees that it will not, and that the Surviving Corporation will not, grant any right of subrogation or enter into any other agreement inconsistent with the immediately preceding sentence.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Except as set forth in Section 3.1 of the letter dated the date hereof from the Company to Parent which relates to this Agreement and is designated therein as the Company Letter (the "COMPANY LETTER"), the Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary.

     Section 3.2 CAPITAL STRUCTURE.

          (a) The authorized capital stock of the Company is 2,607,500 shares consisting of (i) 1,107,500 shares of Company Common Stock, including 900,000 shares of Class A Common Stock ("COMPANY CLASS A COMMON STOCK"), 150,000 shares of Class B Common Stock ("COMPANY CLASS B COMMON STOCK") and 57,500 shares of Class C Common Stock ("COMPANY CLASS C COMMON STOCK") and
     (ii) 1,500,000 shares of Preferred Stock, $.01 par value ("COMPANY PREFERRED STOCK") all of which have been designated as Company Series A Preferred Stock. As of the date hereof (i) 869,155 shares of Company Class A Common Stock, 129,750 shares of Company Class B Common Stock, 46,350 shares of Company Class C Common Stock and 1,032,967 shares of Company Series A Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights,
     (ii) no shares of Company Common Stock are held in the treasury of the Company or by Subsidiaries of the Company and (iii) 2,343 shares of Company Class A Common Stock, 4,350 shares of Company Class B Common Stock, 11,150 shares of Company Class C Common Stock and 2,343 shares of Company Series A Preferred Stock are reserved for issuance pursuant to the Company's Investment and Incentive Plan and the Class C Plan (collectively, the "COMPANY INCENTIVE Plans"). The Company has issued options to purchase Company Stock ("COMPANY OPTIONS") and 41/4% Convertible Notes ("CONVERTIBLE NOTES"), in the amounts set forth in SECTION 3.2 of the Company Letter.
     SECTION 3.2 of the Company Letter also sets forth the exercise or conversion price for all outstanding Company Options and Convertible Notes and the holder of each outstanding Company Option. As of the date of this Agreement, except as set forth above or in SECTION 3.2 of the Company Letter, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. SECTION 3.2 of the Company Letter sets forth a list of each holder of Company Stock and Company Preferred Stock as of the date hereof and the number (and class) of shares of Company Common Stock and Company Preferred Stock held by such holder (and indicates whether such shares are vested or unvested). Except as set forth in SECTION 3.2 of the Company Letter and except as set forth above, there are no (i) options, warrants, calls, rights, puts or agreements obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock (or other securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or agreement, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company, (iii) restricted stock or other stock based compensation awards of the Company, or (iv) stock appreciation, phantom stock, or profit participation rights or other securities of the Company (the items in clauses (i), (ii) and (iv) being referred to collectively as the "COMPANY SECURITIES"). Except as set forth above or in SECTION 3.2 of the Company Letter, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities and there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

          (b) SECTION 3.2 of the Company Letter sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the beneficial and record holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth in SECTION 3.2 of the Company Letter, the outstanding shares of each Subsidiary of the Company are owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"), and state securities laws), warrants, purchase rights, contracts, commitments, equities, security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (collectively, "LIENS"). Except as set forth in this SECTION 3.2(b) or in SECTION 3.2 of the Company Letter, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of the Company or any of its Subsidiaries to sell, transfer or otherwise cause to become outstanding any of the capital stock of any of the Subsidiaries of the Company. Except as set forth in this
     SECTION 3.2(b) or in SECTION 3.2 of the Company Letter, there are no outstanding stock appreciation, phantom stock, profit participation, similar rights or other securities of or with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company. Except as set forth in SECTION 3.2 of the Company Letter, none of the Company nor any of its Subsidiaries (i) controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, business association or other Person which is not a Subsidiary of the Company, (ii) has engaged in any joint venture with any other Person, or (iii) has entered into any agreement or arrangement with respect to any matters referred to in clauses
     (i) and (ii) above (any of the foregoing being an "INVESTMENT"). Each such Investment is owned by the Company free and clear of any Liens (other than those arising under the Existing Credit Agreement), is fully paid and non-assessable and does not require the future payment of any money or property by the Company or any of its Subsidiaries. SECTION 3.2 of the Company Letter lists Contracts relating to the Investments.

     Section 3.3 CERTIFICATES; ARTICLES OF INCORPORATION AND BYLAWS. The Company has heretofore delivered to Parent a complete and correct copy of the certificate/articles of incorporation, the bylaws and stock record books and stock ledgers of each of the Company and its Subsidiaries, each as amended to the date hereof (the "COMPANY RECORDS"). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors) evidence all board of directors and stockholder actions, and the stock certificate books and the stock record books of each of the Company and its Subsidiaries (copies of which have been delivered to Parent) are correct and complete.

     Section 3.4 AUTHORITY. On or prior to the date of this Agreement, the Board of Directors of the Company declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement in accordance with the DGCL, resolved to recommend the approval and adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval and adoption. The Company has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to filing of appropriate Merger documents and the delivery of any notice required to be given to stockholders of the Company, in each case as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of the Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     Section 3.5 CONSENTS AND APPROVALS; NO VIOLATION.

          (a) Except as set forth in SECTION 3.5 of the Company Letter, the execution and delivery of this Agreement do not and will not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give to others a right of payment or of termination, amendment, cancellation or acceleration of any Indebtedness obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (any of the foregoing being a "VIOLATION"), (i) any provision of the Company Charter or the Company Bylaws, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any

     Contract applicable to the Company or any of its Subsidiaries or (iv) any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets. Except as set forth in SECTION 3.5 of the Company Letter, no Consent of any Governmental Entity or filing with any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and in other states where the Company is qualified to do business, (iii) such filings as may be required in connection with the taxes described in SECTION 5.8, or (iv) applicable requirements, if any, of Blue Sky Laws.

          (b) For purposes of this Agreement "Indebtedness" of any Person shall mean without duplication (A) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith and only to the extent reserved for on the Most Recent Balance Sheet, (B) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (C) all obligations evidenced by notes, bonds, debentures or similar instruments,
     (D) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (E) all capital lease obligations, (F) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (G) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (H) all accrued interest, prepayment penalties and premiums and expenses of prepayment with respect to all of the Indebtedness referred to above, and (I) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
     by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     Section 3.6 SEC  DOCUMENTS;  FINANCIAL  STATEMENTS.  Except as set forth in
SECTION 3.6 of the Company Letter, the Company has timely filed all required documents with the Securities and Exchange Commission (the "SEC") since June 28, 1997 (the "COMPANY SEC DOCUMENTS"). As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and during any period of effectiveness, the Company SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the

Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents, including any financial statements included in any Company SEC Documents to be delivered prior to the Closing Date (collectively, the "SEC FINANCIAL STATEMENTS"), comply (or will comply as the case may be) as of their respective dates as to form in all material respects with the then applicable accounting requirements and published rules and regulations of the SEC with respect thereto. The (i) SEC Financial Statements, (ii) unaudited consolidated balance sheets at April 29, 2000 and May 27, 2000 and the related statements of income of the Company and its Subsidiaries for the months then ended, and (iii) the financial statements to be delivered pursuant to Section
5.13 hereof (collectively, the "FINANCIAL STATEMENTS"), have been prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject in the case of unaudited statements, to normal recurring year-end audit adjustments and to any other adjustments described therein).

     Section 3.7 NO UNDISCLOSED LIABILITIES. There are no liabilities or Indebtedness of the Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, except for (a) liabilities accrued or reserved against the most recent balance sheet included in the Company SEC Documents containing financial statements filed most recently on or prior to the date of this Agreement (the "MOST RECENT BALANCE SHEET"), (b) liabilities which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (c) liabilities or obligations to perform or pay under the executory portion of any Contract of the Company or its Subsidiaries, (d) expenses incurred in connection with the negotiation of, and obligations of the Company arising under, this Agreement and (e) any guarantees of the contingent obligations of the Company or its Subsidiaries supporting the Indebtedness of the Company and its Subsidiaries described in the foregoing clauses (a) through (d).

     Section 3.8 INFORMATION STATEMENT. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the time of the mailing of the Information Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 3.9 ABSENCE OF CERTAIN  CHANGES OR EVENTS.  Except as  disclosed in
SECTION 3.9 of the Company Letter, since July 3, 1999: (a) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that has had or could reasonably be expected to result in a Material Adverse Effect on the Company, (b) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company; (c) other than any Indebtedness incurred by the Company after the date hereof as permitted by Section 4.1(f), there has been no material change in the consolidated Indebtedness of the Company and its Subsidiaries, no change in the capital stock of the Company (except for the issuance of shares of the Company Stock pursuant to Company Incentive Plans) and no dividend or distribution of any kind declared, paid, set aside or made by the Company on the Company Stock, (d) there has been no Material Adverse Change with respect to the Company and (e) there has not been (i) any redemption or other acquisition by the Company of any shares of its capital stock or any split, combination or reclassification of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii)(x) any granting by the Company or any of the Subsidiaries to any officer or key employee of the Company or any of the Subsidiaries of any increase in compensation, except in the ordinary course of business or as was required under employment agreements set forth on SECTION 3.9 of the Company Letter or (y) any entry into, or amendment or modification to, by the Company or any Subsidiary, any employment, severance or termination agreement with any such officer or key employee or any grant by the Company or any Subsidiary to any such officer or key employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements set forth on SECTION 3.9 of the Company Letter or any adoption, amendment or modification to any bonus, profit sharing, severance, incentive or other Company Plan for the benefit of any officers, directors or employees of the Company or any of its Subsidiaries;
(iii) any change in accounting methods, principles or practices by the Company or any Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; (iv) any delay or postponement of the payment of accounts payable and other liabilities outside the ordinary course of business consistent with past practice by the Company or its Subsidiaries; (v) any entry by the Company or any of its Subsidiaries into any transaction with, any of its directors, officers and employees outside the ordinary course of business consistent with past practice; or (vi) any making of any other change in the employment terms for any of the directors, officers and employees of the Company or any of its Subsidiaries except in the case of non-officer employees in the ordinary course of business consistent with past practice.

     Section 3.10 PERMITS AND COMPLIANCE; DEFAULTS.

          (a) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity (including those under any Environmental Laws (as hereinafter defined)) necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "COMPANY PERMITS"), and all such Company
     Permits are valid and in full force and effect. The Company and its Subsidiaries are in substantial compliance in all respects with their respective obligations under the Company Permits.

          (b) Neither the Company nor any of its Subsidiaries is in violation of
     (i) its charter, bylaws or other organizational documents, (ii) any applicable Law, and neither the Company nor any of its Subsidiaries has received any written notice of any asserted past or present failure to comply with any applicable Law, which notice remains unresolved or unsettled, or (iii) any Order of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received any written notice of any asserted past or present failure to comply with any such Order. Except as set forth in SECTION 3.10 of the Company Letter, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject.

     Section 3.11 TAX MATTERS.

          (a) Except as otherwise set forth in SECTION 3.11 of the Company Letter, (i) the Company and each of its Subsidiaries have timely filed all federal, and all material state, local and foreign, Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete; (ii) all Taxes (as hereinafter defined) owed by the Company or any of its Subsidiaries (whether or not shown to be due on such Tax Returns) have been timely paid or accrued for on the Most Recent Balance Sheet; (iii) any Tax Returns referred to in clause (i) relating to income Taxes have been examined by the Internal Revenue Service or other relevant Governmental Entity having oversight with respect thereto or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (iv) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested; and (v) no withholding is required under Section 1445 of the Code in connection with the Merger; (vi) neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return; (vii) no claim is pending by a Governmental Entity with respect to Taxes relating to the Company or any of its
     Subsidiaries in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns; (viii) there are no Liens on any of the assets of any of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax except Liens relating to current Taxes not yet due; (ix) each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; and
     (x) there is no dispute or claim concerning any Tax liability of any of the Company or any of its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Company (or employees responsible for Tax matters of the Company and its Subsidiaries) has Knowledge (as hereinafter defined) based upon personal contact with any agent of such authority.

          (b) SECTION 3.11 of the Company Letter lists those Tax Returns that have been audited since January 1, 1996, and indicates those Tax Returns currently that are the subject of audit and any assessments or assessments threatened in writing in connection with such audit, or otherwise currently outstanding. The Company has delivered or made available to Parent correct and complete copies of all federal, state and foreign income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since January 1, 1996.

          (c) Except as otherwise set forth in SECTION 3.11 of the Company Letter, (i) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (ii) neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations; (iii) neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G; (iv) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(2) during the applicable period specified in Code
     Section 897(c)(1)(A)(ii); (v) neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement; (vi) neither the Company nor any of its Subsidiaries has agreed or been requested to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise; (vii) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or
     (B) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries), as a transferee or successor, by Contract, or otherwise.

          (d) For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

     Section 3.12 ACTIONS AND PROCEEDINGS. Except as set forth in SECTION 3.12 of the Company Letter, there are no outstanding Orders or awards of any Governmental Entity (including under any Worker Safety (as hereinafter defined) or Environmental Laws) against the Company or any of its Subsidiaries or any of its or their properties, assets or business or any Company Plan (as hereinafter defined), or, to the Knowledge of the Company, against any of the present or former directors or officers of the Company or any of its Subsidiaries, as such. Except as set forth in SECTION 3.12 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration, demands, proceedings, litigation or investigations pending or, to the Knowledge of the Company, threatened involving the Company, any of its Subsidiaries or any of its or their properties, assets or business or, to the Knowledge of the Company, any of its or their present or former directors or officers. For purposes of this Agreement, "Knowledge of the Company" means the actual knowledge of the executive officers of the Company and the other individuals identified on
SECTION 3.12 of the Company Letter.

     Section 3.13 CERTAIN AGREEMENTS. Except as set forth in SECTION 3.13 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

          (a) any oral or written Contract or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;

          (b) any Contract that is material to the business, properties, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole;

          (c) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

          (d) any agreement (or group of related agreements) other than ordinary course purchase orders consistent with past practice for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve total consideration in excess of $500,000;

          (e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness in excess of $100,000, including any capital lease obligation, or under which it has imposed a Lien on any of its assets, tangible or intangible;

          (f) any agreement concerning confidentiality, noncompetition or any other similar agreement which restricts or may hereafter restrict the geographic or operational scope of the business of the Company or any of its Subsidiaries or the ability of the Company or any of its Subsidiaries to enter into new lines of business;

          (g) any collective bargaining agreement;

          (h) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

          (i) any agreement under which it has advanced or loaned in an amount in excess of $50,000 to any of its directors, officers, and employees outside the ordinary course of business consistent with past practices;

          (j) any other  agreement (or group of related  agreements)  other than
     ordinary  course  purchase  orders  consistent  with  past  practice,   the
     performance of which involves consideration in excess of $250,000.

The Company has delivered to Parent a correct and complete copy of each written agreement listed in SECTION 3.13 of the Company Letter (as amended to date). There are no oral material agreements to which the Company or any of its Subsidiaries is a party. Each Contract to which the Company or any of its Subsidiaries is a party is valid and binding on the Company or its Subsidiary, as applicable, and in full force and effect and the Company and each Subsidiary have performed the obligations required to be performed by them to the date hereof under each such Contract in all material respects. Except as set forth in
SECTION 3.13 of the Company Letter, with respect to each such Contract: (i) to the Knowledge of the Company, no party is in breach, and no event has occurred which with notice or lapse of time would constitute a breach, or permit termination, modification, or acceleration, under the agreement; (ii) to the Knowledge of the Company, no party has repudiated any provision of the agreement; and (iii) no 280(g) liability under the Code would be triggered under such agreement in connection with the transactions contemplated by this Agreement.

     Section 3.14 ERISA.

          (a) Each  Company  Plan and Foreign  Benefit Plan is listed in SECTION
     3.14 of the Company Letter. Each "change in control" or similar provision contained therein are specifically identified on SECTION 3.14 of the Company Letter. True and complete copies of all (i) Company Plans, Foreign Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Plans, and all amendments thereto; (ii) the three (3) most recent actuarial valuations, if any, prepared for each Company Plan; (iii) the three (3) most recent reports (Series 5500 and all schedules thereto), if any, required under ERISA (as hereinafter defined) or the Code in connection with each Company Plan or related trust; (iv) the most recent determination letters received from the Internal Revenue Service, if any, for each Company Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Plan; and (vi) all material communications to any current or former employees of the Company and its Subsidiaries
     ("EMPLOYEES") relating to each Company Plan have been provided or made available to Parent. Each Company Plan has been maintained and administered in accordance with its terms and with the requirements of all applicable laws and final regulations, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. Each Company Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no such determination has been revoked and the Company is not aware of any circumstances likely to result in such revocation. There is no material pending or threatened litigation relating to the Company Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any

     Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (b) With respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate (as hereinafter defined) could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law, other than liabilities for benefits payable in the normal course of business. At no time during the six-year period ending on the date hereof has the Company or any of its ERISA Affiliates maintained or had any obligation to contribute to a plan covered by Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. Neither the Company, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan," within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. Neither the Company nor any of its ERISA Affiliates has any liability or obligation under any Company Plan to provide post-retirement welfare benefits to any employee or dependent other than as required by statute or regulation or has ever represented, promised or contracted (whether in oral or written form) to any Employee(s) that such Employee(s) would be provided with retiree health or life benefits. All contributions required to be made under the terms of any Company Plan have been timely made or have been reflected on the audited Financial Statements of the Company.

          (c) All Foreign Benefit Plans are maintained and administered in compliance with their terms and all laws applicable thereto. No unfunded liabilities exist with respect to any Foreign Benefit Plan.

          (d) The consummation of the transactions contemplated by this Agreement will not (x) entitle any Employees of the Company or any of the Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Plans or (z) result in any breach or violation of, or a default under, any of the Company Plans.

          (e) Any amount that could be received (whether in cash, property, or vesting of property), as a result of the transaction contemplated by this Agreement (including changes in status of the following individuals following such transaction), by any officer, director, employee or independent contractor of the Company or any of its Subsidiaries, who is a "disqualified individual" (as defined in proposed Treasury Regulation
     Section 1.280G-1), under any employment arrangement or Company Plan would not be characterized as an "excess parachute payment" (as defined in Section 280G of the Code).

          (f) Except as set forth on SECTION 3.14 of the Company Letter, since January 1, 1996, the Company and each Subsidiary (i) has correctly categorized all Employees as either employees or independent contractors for federal tax purposes, and is in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign)
     respecting their employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees; and (v) has provided Employees with the benefits to which they are entitled pursuant to the terms of all Company Plans.

          (g) As used herein, "COMPANY PLAN" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, change in control or employment agreement, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, excluding any such plan, arrangement or understanding established or maintained outside of the United States of America primarily for the benefit of employees residing outside the United States of America and not subject to the laws of the United States (a "FOREIGN BENEFIT PLAN"). "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

          (h) SECTION 3.14 of the Company Letter contains a list of all employment agreements with employees of the Company and each of its Subsidiaries.

     Section 3.15 COMPLIANCE WITH WORKER SAFETY AND ENVIRONMENTAL LAWS. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "WORKER SAFETY LAWS") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "ENVIRONMENTAL LAWS"). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, except as set forth in SECTION 3.15 of the Company Letter, neither the Company nor any of its Subsidiaries has any liabilities or contingent liabilities for any on-site or off-site release of hazardous materials under the Environmental Laws. There are no underground storage tanks in or on any of the property presently or previously operated by the Company or its Subsidiaries.

     Section 3.16 LABOR MATTERS. Except as set forth in SECTION 3.16 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract covering its employees or has experienced any collective bargaining disputes. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice, and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity pending or, to the Knowledge of the Company, threatened. There is no and there has not been since January 1, 1996 any labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. To the Knowledge of the Company, no executive, key employee or group of employees has any plans to terminate employment with any of the Company and its Subsidiaries. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company and its Subsidiaries. All payments due from the Company and it Subsidiaries for employee health and welfare insurance have been paid or accrued as a liability on the books of such Company or Subsidiary.

     Section 3.17 INTELLECTUAL PROPERTY.

          (a) The Company and its Subsidiaries have, through ownership or licensing, all patents, trademarks, trade names, service marks, trade secrets, copyrights and other intellectual property rights as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries ("COMPANY INTELLECTUAL PROPERTY").

          (b) Except as set forth on SECTION 3.17(b) of the Company Letter, each item of Company Intellectual Property owned or used by any of the Company and its Subsidiaries immediately prior to the Closing will be owned or available for use by the Company or the Subsidiaries on identical terms and conditions immediately subsequent to the Closing. Each of the Company and its Subsidiaries has taken all necessary action to maintain and protect each item of Company Intellectual Property that it owns or uses.

          (c) Except as set forth on SECTION 3.17(c) of the Company Letter:

               (i) there is no presently pending or unresolved charge, complaint, asserted claim, demand, or notice alleging that the Company or any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties and no basis exists for any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation; and

               (ii) there is no presently pending or unresolved charge, complaint, asserted claim, demand, or notice alleging that any third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no basis exists for any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation.

          (d) SECTION 3.17(d) of the Company Letter identifies each patent, trademark registration or copyright registration which has been issued to the Company or any of its Subsidiaries with respect to any of the Company Intellectual Property, identifies each pending patent application, trademark application or copyright application which any of the Company or its Subsidiaries has made with respect to any of the Company Intellectual Property, and identifies each license, agreement, or other permission which any of the Company or any of its Subsidiaries has granted to any third party with respect to any of the Company Intellectual Property. The Company has made available to Parent correct and complete copies of all such patents, trademark registrations, copyright registrations, applications, licenses, agreements, and permissions (as amended to date). Except as set forth on SECTION 3.17(d) of the Company Letter, with respect to each item of Company Intellectual Property either required to be identified in
     SECTION 3.17(d) of the Company Letter or used by the Company or any of its Subsidiaries in connection with any of its businesses (excluding those items of Company Intellectual Property identified in SECTION 3.17(e) of the Company Letter):

               (i) the Company and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

               (ii) the item is not subject to any outstanding Order; and

               (iii) none of the Company or its Subsidiaries has ever expressly agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (e) SECTION 3.17(e) of the Company Letter identifies each item of Company Intellectual Property that any third party owns and that any of the Company and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Company has made available to Parent correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Company Intellectual Property required to be identified in SECTION 3.17(e) of the Company Letter:

               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (ii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; and

               (iii) none of the Company nor any of its Subsidiaries has granted
          any   sublicense  or  similar  right  with  respect  to  the  license, sublicense, agreement, or permission.

          (f) To the Knowledge of the Company, except as set forth on SECTION 3.17(c) of the Company Letter, none of the Company and its Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of its businesses as presently conducted.

          (g) None of the patents or patent applications owned, licensed or used by the Company or any of its Subsidiaries is material, individually or in the aggregate, to the business, operations, financial condition or prospects of the Company or any of its Subsidiaries.

     Section 3.18 REQUIRED VOTE OF COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting together as a single class is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company
Charter or the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

     Section 3.19 BROKERS. No broker, investment banker or other Person, other than Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or their affiliates or representatives.

     Section 3.20 REAL PROPERTY.

          (a) TITLE. The Company and/or its Subsidiaries, as the case may be, has good and marketable fee and leasehold title, as applicable, to the real property described on SECTION 3.20 of the Company Letter (collectively, the "PROPERTY") subject only to the Permitted Encumbrances. The Property is all the real property owned or leased by the Company and/or its Subsidiaries, as applicable. The term "Permitted Encumbrances" means: (i) encumbrances for assessments, taxes, water, sewer and other similar charges not yet due and payable or that the Company and/or its Subsidiaries (as applicable) is contesting in good faith through appropriate proceedings; (ii) recorded easements, rights of way, highway and railroad crossings, vault rights, sewers, electric and other utility lines, telegraph and telephone lines, and other recorded covenants, conditions and restrictions as to the use of the Property; (iii) the Leases (as hereinafter defined); (iv) all recorded encumbrances relating to Liens securing borrowed money to be released at or prior to the Effective Time; (v) rights of assignees, subtenants and licensees of the Property as set forth in SECTION 3.20 of the Company Letter; PROVIDED, THAT, such encumbrances referred to in clauses (i), (ii),
     (iii) and (v) above do not materially impair the use, value or marketability of the Property.

          (b) LEASES. There are no leases, subleases, tenancies, licenses or other rights of occupancy or use or any amendments thereto, for any portion of the Property in effect on the date hereof other than those listed on
     SECTION 3.20 of the Company Letter (collectively, "LEASES"). The Company and/or its Subsidiaries, as the case may be, has heretofore delivered to Parent true and complete copies of each of the Leases. Each of the Leases is presently in full force and effect. The Company and/or its Subsidiaries, as the case may be, has performed all obligations required to be performed by it under the Leases and is not in default under any Lease. No landlord under any of the Leases is currently in default or has been in default

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     within the past twelve (12) months under the respective  Leases.  Except as set forth in SECTION 3.20 of the Company Letter, there are no parties in possession or parties who have a right to possess the Property or any portion thereof other than the Company and/or its Subsidiaries, as the case may be. Except as set forth in SECTION 3.20 of the Company Letter, there are no brokerage or leasing commissions or other compensation agreements binding on the Company or any of its Subsidiaries.

          (c) ASSIGNMENTS AND GUARANTIES. Except as set forth in SECTION 3.20 of the Company Letter, neither the Company nor any of its Subsidiaries has assigned or guaranteed any lease of real property.

          (d) DEFAULTS. No default or breach exists under any Permitted Encumbrance affecting the Property, or any portion thereof.

          (e) ASSESSMENTS. Neither the Company nor any of its Subsidiaries has received written notice that any portion of the Property is subject to any proposed or pending special assessments.

          (f) CONDEMNATION. There is no pending, nor to the Knowledge of the Company, threatened, condemnation or eminent domain proceeding affecting any portion of the Property.

          (g) PERMITS. The Company and its Subsidiaries possesses all permits, certificates of occupancy, licenses and approvals necessary to occupy the Property and conduct their respective businesses thereon as currently conducted, and all such permits have been fully paid for and are in full force and effect.

          (h) DEFECTS. Except as set forth in SECTION 3.20 of the Company Letter, to the Knowledge of the Company there are no latent defects in either the structural components or the electrical, HVAC, plumbing, mechanical or security systems of any Property that would cost more than Fifty Thousand Dollars ($50,000) per site to repair or remedy such defects, or more than Three Hundred Thousand Dollars ($300,000) in the aggregate for all of the Property to repair. As used herein, a "latent defect" is one that would not normally be discovered by reasonable and customary inspection of the Property.

          (i) ACCESS. All means of access to the Property (A) are permanent and no special access or other permits from the applicable governmental authorities are required to operate and maintain such means of access, and
     (B) are obtained from public streets, sidewalks, alleys or other public space without the need for easements, rights-of-way, or licenses, or across lands or premises not included within the Property.

          (j) BINDING COMMITMENTS. Neither the Company nor any of its Subsidiaries has made nor will the Company or any of its Subsidiaries make any commitments or representations to the applicable Governmental Entities, any adjoining or surrounding property owners, any civic association, any utility, or any other Person that would in any manner be binding upon Parent, the Surviving Corporation or the Property. To the Knowledge of the

     Company, no such commitments or representations were made by any of the Company's or its Subsidiaries' predecessors in title.

          (k) COMPLIANCE WITH LAWS. No improvements on the Property constitute non-conforming structures under applicable zoning laws, and the present use of the Property is not a non conforming use, a use permitted by variance or special exception or a use permitted pursuant to any conditions that have not been fully performed. Neither the Company nor any of its Subsidiaries has received written notice of any violations or pending zoning change from any governmental authority.

     Section 3.21 STATE TAKEOVER STATUTES. The Board of Directors of the Company has unanimously approved the terms of this Agreement and the consummation, the Merger and the other transactions contemplated by this Agreement, and such approval constitutes approval of this Agreement and the transactions contemplated hereby by such Board. Section 203 of the DGCL is inapplicable to the transactions contemplated by this Agreement. No other state takeover statute is applicable to the Merger or there other transactions contemplated hereby.

     Section 3.22 DEPOSIT AND DISBURSEMENT ACCOUNTS. The Company has heretofore provided to Parent lists of all banks and other financial institutions at which either the Company or any of its Subsidiaries maintains deposits and/or other accounts as of the Closing Date including the name of each depository, the name in which the account is held and the complete account number.

     Section 3.23 YEAR 2000 COMPLIANCE. To the extent materially necessary to operate the business of the Company, all computer hardware, software, databases, systems and other computer equipment (collectively, "Software") used by the Company or the Subsidiaries can be used during and after the calendar year 2000, and shall operate during each such time period, without error relating to the processing, calculating, comparing, sequencing or other use of date data, except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect.

     Section 3.24 TITLE TO ASSETS; TANGIBLE ASSETS.

          (a) Except as set forth in SECTION 3.24 of the Company Letter, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the personal property and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet, free and clear of all Liens, except for Permitted Encumbrances.

          (b) The Company and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear).

     Section 3.25 INSURANCE. SECTION 3.25 of the Company Letter sets forth a complete and correct list of all insurance policies (other than welfare benefit insurance policies) that are held by the Company or which name the Company as an insured (or loss payee). Except as set forth on SECTION 3.25 of the Company

Letter, all such insurance policies are in full force and effect and the Company has not received written notice of cancellation of any such insurance policies. With respect to each such insurance policy:

          (a) the policy is legal, valid, binding and enforceable;

          (b) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect following the consummation of the transactions contemplated hereby;

          (c) neither the Company nor any of its Subsidiaries, nor to the Company's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred, to the Company's knowledge, which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy;

          (d) to the Company's knowledge, no party to the policy has repudiated any provision thereof; and

          (e) no notice of termination or notice of work/changes required to continue the insurance at present premium levels has been received by the Company or any of its Subsidiaries.

     Section 3.26 EXPENSES. The expenses incurred or to be incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, including the Merger, the Information Statement and the Post-Merger Offer (except as otherwise agreed in writing by the Company and Parent), including but not limited to prepayment fees on outstanding debt, broker and investment banker fees and expenses, accountants and legal fees, internal out-of-pocket expenses of the Company, transaction bonuses, any fees and expenses associated with termination of all Affiliated Transactions (as hereinafter defined) and amounts payable pursuant to Sections 3.19 and 5.9 (collectively, the "COMPANY EXPENSES") will, unless incurred thereafter, be paid at or prior to the Closing by the Company. SECTION 3.26 of the Company Letter lists the Company Expenses. Notwithstanding anything else to the contrary contained herein, Company Expenses shall not include: (a) any legal, accounting, environmental, consulting, due diligence or other advisory, consulting or professional fees or expenses incurred by, or on behalf of, Parent or Sub in connection with the transactions contemplated by this Agreement; (b) any fees payable to financing sources or financial advisors, including, without limitation, Fleet National Bank, First Union National Bank, First Union Investors Inc., Garmark Advisors LLC and Fleet Corporate Finance, Inc. or Robertson Stephens, in connection with providing, arranging or syndicating the financing for the transactions contemplated by this Agreement; (c) any indemnity payments made to Chartwell Investments II LLC ("CHARTWELL") or its affiliates pursuant to the Advisory Fee letters between BSI and Chartwell and between Sub and Chartwell or (d) any portion of fees and expenses of foreign counsel incurred on behalf of, or at the direction of, Chartwell in connection with this Agreement and the transactions contemplated hereby. For purposes of this Agreement, "Per Share Company Expenses" known as of the Closing Date shall mean the aggregate Company Expenses divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding unvested shares of Company Class C Common Stock to be cancelled without consideration in the Merger).

     Section 3.27 INVENTORY. The inventory of the Company and its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

     Section 3.28 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company and its Subsidiaries have arisen from arm's length bona fide transactions and are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries.

     Section 3.29 CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY AND ITS SUBSIDIARIES. Except as set forth in SECTION 3.29 of the Company Letter, none of the officers or directors of the Company or any of its Subsidiaries nor any of their respective Affiliates has been involved in any business arrangement or relationship with the Company or its Subsidiaries within the past 12 months, and none of the officers or directors of the Company or any of its Subsidiaries nor any of their respective Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Company and its Subsidiaries (all of the foregoing being "AFFILIATED TRANSACTIONS").

     Section 3.30 MAJOR CUSTOMERS AND SUPPLIERS.

          (a) MAJOR CUSTOMERS. SECTION 3.30(a) of the Company Letter contains a list of the ten largest customers of each of the business segments, including distributors, of the Company and its Subsidiaries for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. As of the date of this Agreement, the Company has no Knowledge that any of the customers listed on SECTION 3.30(a) of the Company Letter will not continue to be customers of the Company after the Closing at substantially the same level of purchases as heretofore.

          (b) MAJOR SUPPLIERS. SECTION 3.30(b) of the Company Letter contains a list of the ten largest suppliers to the Company and its Subsidiaries for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Except as set forth in SECTION 3.30(b) of the Company Letter, as of the date of this Agreement, the Company has no Knowledge that any of the suppliers listed on
     SECTION 3.30(b) of the Company Letter will not continue to be suppliers to the Company after the Merger Closing and will not continue to supply the

     Company with substantially the same quantity and quality of goods at competitive prices.

          (c) SALES REPRESENTATIVES. Neither the Company nor any of its Subsidiaries has, nor has had in the last twelve months, any franchisees.
     SECTION 3.30(c) of the Company Letter contains (i) a list of all Persons that currently sell the Company's Products (as hereinafter defined) on a commission basis pursuant to a Contract with the Company (collectively, "SALES REPRESENTATIVES"), and identifies such Sales Representatives with whom the Company currently has a written Contract regarding the sale of the Company's Products, (ii) a sample copy of all written sales representative or dealer Contracts, and (iii) a description of all material oral Contracts with any Sales Representative. The Company has paid all commissions due any Sales Representative where the failure to pay such amount would cause such obligation to be in default of the Company's Contract with such Sales Representative. Except as set forth on SECTION 3.30(c) of the Company Letter, the Company has not terminated any Sales Representative in the last eighteen months. Each Sales Representative which has been terminated in the last eighteen months (i) has been paid all commissions due such Sales
     Representative which were accrued in the ordinary course, (ii) was terminated in accordance with all applicable Laws and with any Contract the Company had with such Sales Representative and (iii) is not currently involved in any dispute with the Company relating to such termination. As used herein, the term "Products" means any and all products currently or at any time previously manufactured, distributed or sold by the Company, or by any predecessor of the Company under any brand name or mark under which products are or have been manufactured, distributed or sold by the Company and its Subsidiaries.

     Section 3.31 PRODUCT WARRANTY AND PRODUCT LIABILITY. SECTION 3.31 of the Company Letter contains a true, correct and complete copy of the Company's standard warranties, guarantees or indemnities with respect to sales of Products (including applicable guaranty, warranty and indemnity provisions) and, except as stated therein, there are no warranties, guarantees, commitments or obligations with respect to the return, repair or replacement of Products (except as implied by law). SECTION 3.31 of the Company Letter contains a description of all Product liability claims and similar litigation relating to Products manufactured, leased, delivered or sold, or services rendered, which are presently pending or which to the Knowledge of the Company since July 3, 1997 have been threatened (whether or not covered by insurance). There are no defects in design, construction or manufacture of Products which would adversely affect performance or create any unusual risk of injury to persons or property. Except as set forth in SECTION 3.31 of the Company Letter, within the past five years, none of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaigns or to the Knowledge of the Company have any of the foregoing been threatened, involving the Company or its Products. The Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications in effect at the time of sale and have received all governmental and industry association approvals necessary or appropriate for their sale and use.

     Section 3.32 NON-COMPETE AGREEMENTS. Except as set forth on SECTION 3.32 of the Company Letter, the Company has enforced non-compete agreements to which it or any of its Subsidiaries is a party in all instances in which the Company has been made aware of a violation of the non-competition covenant set forth in a particular non-compete agreement. To the Knowledge of the Company, no executive employee is subject to any non-compete employment or other agreement with any third party relating to or affecting his or her ability to perform employment services.

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 4.1 CONDUCT OF BUSINESS PENDING THE MERGER. Except as expressly permitted by paragraphs (a) through (o) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary and usual course as currently conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as set forth in SECTION 4.1 of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends by the Company's wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company, (ii) split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than in connection with the exercise of a put option or right of first refusal in accordance with the terms of the Company Incentive Plans;

          (b) issue, reissue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock pursuant to rights heretofore granted pursuant to the Company Incentive Plans and disclosed in SECTION 3.2 above;

          (c) amend its charter or by-laws or other comparable charter or organizational documents;

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than asset acquisitions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole;

          (e) sell, lease, license, mortgage, encumber or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice;

          (f) incur any Indebtedness, guarantee any such Indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (i) Indebtedness (and guarantees in respect thereof) for borrowed money which shall not exceed at any one time the amount of such indebtedness permitted under the Company Credit Agreement incurred in the ordinary course of business consistent with past practice,
     (ii) issuances of letters of credit in the ordinary course of business consistent with past practice, (iii) Indebtedness, guarantees, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such Subsidiaries, and
     (iv) cash management activities carried on in the ordinary course of business consistent with past practice;

          (g) (i) increase the compensation payable or to become payable to its officers, directors or employees (except for increases in the ordinary course of business consistent with past practice to non-officer employees),
     (ii) grant any severance or termination pay to, or enter into, extend or amend any employment or other agreement with or any collective bargaining agreement governing, any current non-officer - director employee (other than in the ordinary course of business consistent with past practice), former employee, or current or former director or officer of the Company or any of its Subsidiaries, (iii) establish, adopt, enter into, or, except as may be required to comply with applicable law, amend, modify or terminate or take action to enhance or accelerate any rights or benefits under, any Company Plan, Foreign Benefit Plan or any other bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee, and (iv) make any other change in the employment terms for any of its officers, directors, or in the employment terms of any other employee, other than in the ordinary course of business;

          (h) make any change to accounting methods, practices, policies or procedures (other than actions required to be taken by generally accepted accounting principles);

          (i) make or agree to make any new capital expenditures other than expenditures which in the aggregate are not in excess of $2.0 million;

          (j) make any material Tax election or settle or compromise any material income Tax liability;

          (k) settle or compromise any claim (including in arbitration) or litigation involving payments by the Company in excess of $100,000 individually, or $250,000 in the aggregate, which is not subject to insurance reimbursement;

          (l) enter into any Contract (or series of related Contracts), either involving more than $100,000 or outside the ordinary course of business consistent with past practice, other than purchase orders entered into in the ordinary course consistent with past practice;

          (m) postpone the payment of accounts payable and other liabilities outside the ordinary course of business consistent with past practice;

          (n) enter into, amend, modify, waive or extend any Affiliated Transactions; or

          (o) authorize, recommend, propose or announce an intention to do any of the foregoing prohibited acts, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited acts.

     Section 4.2 NO SOLICITATION. From and after the date hereof, unless and until this Agreement shall be terminated, the Company will not, and will not authorize or permit any of its Subsidiaries or any of its or any of its Subsidiaries' officers, directors, agents, attorneys, affiliates, financial advisors or other authorized representatives to, directly or indirectly, solicit or entertain offers from, negotiate or discuss with, supply information to, or in any manner accept or knowingly encourage any proposal of, any other Person, entity or group (other than Parent, Sub and their representatives) (each, a "THIRD PARTY") relating to the direct or indirect acquisition of a material portion of the shares of the Company or any of its Subsidiaries or all or a substantial portion of the assets or business of the Company or any of its Subsidiaries, whether directly or indirectly, through purchase, merger, consolidation, tender offer or otherwise (each, a "BUSINESS COMBINATION"). The Company shall promptly notify Parent if any proposal, offer, inquiry or contact is received from any Third Party with respect to a Business Combination, which notification shall indicate the terms and conditions of such proposal, offer, inquiry or contact.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

     Section 5.1 [RESERVED.]

     Section 5.2 PREPARATION OF THE INFORMATION STATEMENT. The Company and Parent shall promptly prepare the Information Statement, and the Company shall thereafter mail the Information Statement to its stockholders no later than thirty (30) days after the date hereof.

     Section 5.3 ACCESS TO INFORMATION.

          (a) Subject to contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees, counsel, advisors and other representatives (collectively, the "COMPANY REPRESENTATIVES") to, afford to the accountants, counsel, financial advisors, financing sources and other representatives of Parent (collectively, the "PARENT REPRESENTATIVES") access to, and permit them to make such inspections as they may reasonably require of, during normal business hours and upon reasonable notice during the period from the date of this Agreement through the Effective Time, its properties, books, Contracts, commitments, financial statements and records (including, without limitation, the work papers of independent accountants, if available, subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of the Company Representatives to, furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request.

          (b) No investigation pursuant to this SECTION 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained pursuant to this SECTION 5.3 shall be kept confidential in accordance with the Confidentiality Agreement dated as of December 13, 1999 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), all of the terms of which shall remain in full force and effect after the date hereof.

     Section 5.4 FEES AND  EXPENSES.  Except as provided  in Section  1.5,  this
Section 5.4 and Section 5.8 and subject to Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses. Parent shall cause the Company to pay all such expenses of Parent (the "PARENT EXPENSES") immediately following the Effective Time, other than those expenses relating to the Financing, the Post-Merger Offer and the Indenture Amendment which the Company shall cause to be so paid by BSI.

     Section 5.5 STOCK INCENTIVE PLANS. The Company shall take such action as shall be necessary to cause each share of Company Class B Common Stock issued pursuant to a Company Incentive Plan to be fully vested at least one business day prior to the Effective Time, free of all restrictions pursuant to such Company Incentive Plan including, without limitation, any restrictions relating to the performance of the Company, the passage of time or the continued employment by the Company or the Surviving Corporation of the holder thereof; PROVIDED, THAT, all holders of such Class B Common Stock shall have agreed in writing to pay in full at the Effective Time (or permit the Surviving Corporation to withhold Merger Consideration to repay the same) all outstanding loans from the Company or BSI secured by Common Stock owed by such holders..

     Section 5.6 COMMERCIALLY REASONABLE EFFORTS.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including but not limited to:
     (i) obtaining all necessary actions or non-actions and other Consents from all Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act), (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered into by any court or other Governmental Entity vacated or reversed, (iii) having the Merger be treated as a recapitalization for financial accounting purposes (it being understood that this (iii) shall not require any stockholder of the Company to accept any different consideration in amount or type than set forth in this Agreement), (iv) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party relating to the Merger or the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, (v) permitting the other party to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the Merger or the transactions contemplated by this Agreement or in connection with any proceeding by a private party, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party), (vi) obtaining of all necessary Consents or waivers from third Persons, and
     (vii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

          (b) No party shall knowingly or intentionally take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a breach in any material respect of any covenant made by it in this Agreement.

     Section 5.7 PUBLIC ANNOUNCEMENTS. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with and the written approval of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 5.8 REAL ESTATE TRANSFER AND GAINS TAX. Either the Company or the Surviving Corporation will pay any state or local Tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "GAINS TAXES"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion.

     Section 5.9 INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. For six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers, employees or agents of the Company and of its Subsidiaries against any claim, action or investigation made against them to the full extent permitted by law, any outstanding indemnification agreements listed on SECTION
5.9 of the Company Letter, the Company Charter and the Company Bylaws, in each case for all acts or omissions arising from their service in such capacities occurring at or prior to the Effective Time, and shall periodically advance litigation expenses incurred by each such person in connection with defending any claim, action or investigation against them arising out of such acts or omissions (including the cost of any investigation and preparation incurred in connection therewith). Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current and former directors and officers an insurance and indemnification "tail" policy that provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage that is similar thereto; provided, however, that the Surviving Corporation shall not be required to pay a premium for the "tail" D&O Insurance in excess of 150% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) conveys all or substantially all of its properties and assets to any person then, and in each case, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.9.

     The costs for maintaining the D&O Insurance shall be a Company Expense.

     Section 5.10 NOTIFICATION OF CERTAIN MATTERS. Parent shall use its commercially reasonable efforts to give prompt notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (A) limit or otherwise affect the remedies available hereunder to the party receiving such notice or
(B) affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     Section 5.11 EMPLOYEE MATTERS.

          (a) Parent shall cause the Surviving Corporation to honor, to the extent applicable, all Company Plans and all employment, severance and indemnification agreements to which the Company or its Subsidiaries is a party as of the Effective Time and set forth on SECTION 3.14 of the Company Letter; PROVIDED, THAT, the Bell Sports Corp. Long Term Incentive Plan shall be excluded from such arrangements.

          (b) Nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any Company Plan or any other employee benefit plan, program, agreement or policy in accordance with its terms or as requiring the Surviving Corporation or Parent to offer to continue (other than as required by its terms) any written employment contract.

          (c) Parent agrees that it shall, or shall cause the Surviving Corporation to, maintain the Company's Bonus Plan for Fiscal Year 2000 (a copy of which is included on SECTION 5.11(c) of the Company Letter) as in effect on the date hereof though the end of the Company's Fiscal Year 2000 and to provide, or cause the Surviving Corporation to provide, to the participants therein all payments thereunder, PROVIDED, that to the extent that any action taken by Parent or the Surviving Corporation after the Effective Time, including without limitation, any restructuring and related charges, would have the effect of reducing the amount payable to any participant, such action and the related effect shall be disregarded in determining the amount to be paid to such participant.

     Section 5.12 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 5.13 FINANCIAL STATEMENTS. The Company shall furnish to Parent within (i) twenty (20) days after the end of each month, commencing with the month ending May 27, 2000, an unaudited consolidated balance sheet and related statements of operations of the Company and its Subsidiaries for such month and for the period of the Company's fiscal year ended at the end of such period, in each instance compared to the prior fiscal year and the budget and (ii) an audited consolidated balance sheet and related statements of operations and cash flows of the Company and its Subsidiaries for the fiscal year ended July 1, 2000 (the "JULY 1 FINANCIALS") on or before July 31, 2000.

     Section 5.14 FINANCING. Parent shall use commercially reasonable efforts to consummate the Financing on the terms set forth in the Commitment Letters. The Company shall cause BSI to approve and enter into the definitive Financing documents on or in connection with the Closing.

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE MERGER

     Section 6.1 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. Each of Parent and Sub shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of such representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (b) OTHER APPROVALS.

               (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

               (ii) All Orders, declarations or Consents of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal, shall have been obtained, shall have been made or shall have occurred.

          (c)  NO  ORDER.   No  court  or  other   Governmental   Entity  having
     jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law or other Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

     Section 6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), in each case except as contemplated or permitted by this Agreement unless the failure to be so true and correct, has not had nor could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer as to each of the foregoing effect.

          (b) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Company Charter and the Company Bylaws.

          (c) OTHER APPROVALS.

               (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

               (ii) All Consents listed on SECTION 6.2(c) of the Company Letter shall have been obtained. All Orders, declarations or Consents of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur (i) would have the effect of making the Merger or any of the transactions contemplated hereby illegal or (ii) has resulted or could be reasonably likely to result in any of the consequences set forth in clauses (i) through (iv) of clause (d) below, shall have been obtained, shall have been made or shall have occurred.

          (d) ACTIONS. No action, suit or proceedings shall be pending, instituted or threatened in writing by any Governmental Entity wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,
     (iii) affect adversely the right of Parent to own the shares of the Surviving Corporation and to control the Surviving Corporation and its Subsidiaries or (iv) that would or could reasonably be expected to have a Material Adverse Effect on the Company or Parent.

          (e)  NO  ORDER.   No  court  or  other   Governmental   Entity  having
     jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) (i) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal or (ii) has resulted or could be reasonably likely to result in any of the consequences set forth in clause
     (i) through (iv) of clause (d) above.

          (f) EBITDA. The July 1 Financials shall reflect EBITDA of at least $40.0 million.

          (g) CERTIFICATES. The Company and Parent shall have received such certificates of officers of the Company (in form and substance reasonably satisfactory to Parent), substantially to the effect that the value of the Company's assets shall exceed its liabilities following the consummation and the Merger and that the Merger shall not impair the Company's capital within the meaning of Section 160 of the DGCL or impair the ability of the Company to pay their respective obligations as they come due.

          (h) OPINIONS. Parent shall have received from counsel to the Company an opinion in form and substance as set forth in EXHIBIT E attached hereto, addressed to Parent and its financing sources, and dated as of the Closing Date.

          (i) RESIGNATIONS. Parent shall have received the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiaries other than those whom Parent shall have specified in writing at least two business days prior to the Closing.

          (j) FINANCING. The Financing contemplated in the Commitment Letters heretofore delivered by Parent to the Company shall have closed on terms substantially in accordance with such Commitment Letters.

          (k) CONSUMMATION. All actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Parent.

          (l) AGREEMENTS. The letter agreement between DS - Max USA, Inc. and the Company dated June 12, 2000, the Employment Agreements substantially in the forms previously delivered to Parent and the Company with Mary J. George and Richard S. Willis, and the Non-Competition and Non-Solicitation Agreements dated the date hereof with Charlesbank Capital Partners LLC and Brentwood Associates shall all be in full force and effect.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 15 business days following receipt by such other party of written notice from the non-breaching party of such failure to comply; PROVIDED, HOWEVER, that if such failure to comply cannot reasonably be cured within 15 business days and such other party has promptly commenced and is diligently proceeding to cure such failure to comply, this Agreement may not be terminated pursuant to this subsection (b);

          (c) by either Parent or the Company if there has been a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty which has the effect of making such representation or warranty not true and correct in all respects the failure to be so true or correct (i) in the case of a Company breach, has had a material adverse effect on the ability of the Company, Parent or Sub to consummate the transactions contemplated hereby or has resulted (or evidences) or could result (or evidence) or be expected to result in a Material Adverse Effect on the Company or Parent or (ii) in the case of a Parent or Sub breach, has a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, in each case which breach has not been cured within 15 business days following receipt by the breaching party from the non-breaching party of written notice of the breach; PROVIDED, HOWEVER, that, in either case, if such breach cannot reasonably be cured within 15 business days and the other party has promptly commenced and is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this subsection
     (c); or

          (d) by Parent or the Company if: (i) the Merger has not been effected on or prior to 14 days after delivery to Parent of the July 1 Financials; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this SECTION 7.1(d)(I) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an Order, Law or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order Law or other action shall have become final and nonappealable.

          The right of any party hereto to terminate this Agreement pursuant to this SECTION 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     Section 7.2 EFFECT OF TERMINATION.

          (a) Except as provided in clauses (b) and (c) below, in the event of termination of this Agreement by either Parent or the Company, as provided in SECTION 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or any of their respective direct or indirect equity owners, or any officers or directors of any of the foregoing (except for the last sentence of SECTION 5.3(b) and the entirety of SECTION 5.4, which shall survive the termination). The Confidentiality Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

          (b) If the Agreement is terminated by Parent pursuant to SECTION 7.1(b), Parent shall be entitled to receive from the Company and BSI, within five business days of written request therefor by Parent an amount equal to all of Parent's expenses incurred in connection with the transactions contemplated by this Agreement, including but not limited to fees and expenses of accountants, attorneys and other consultants of Parent and financing sources to Parent in connection with the due diligence, structuring, negotiating and executing this Agreement and the other documents contemplated hereby.

          (c) If the Agreement is terminated by the Company pursuant to Section 7.1(b), the Company shall be entitled to receive from Parent, within five business days of written request therefor by the Company an amount not to exceed $75,000 in the aggregate, equal to all of the Company's expenses incurred in connection with the transactions contemplated by this Agreement, including but not limited to expenses of DLJ, fees and expenses of accountants, attorneys and other consultants of the Company in connection with the due diligence by Parent, structuring, negotiating and executing this Agreement and the other documents contemplated hereby.

     Section 7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 7.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     Section 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, that, no stockholder, director, officer or other employee, Affiliate, agent, representative or advisor of the Company or of Parent, nor any stockholder, director, officer or other employee, partner, Affiliate, agent, representative or advisor of any of the foregoing, shall have any liability for any breach or inaccuracy of any of the representations and warranties contained in this Agreement. Parent acknowledges that the survival of the Company's representations and warranties pursuant to this Section 8.1 shall be for the sole purpose of preserving claims that Parent or the Surviving Corporation may have under the Representations and Warranties Insurance Policy.

     Section 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

                    c/o Chartwell Investments II LLC
                    717 Fifth Avenue
                    23rd Floor
                    New York, New York 10022
                    Attention:         Michael S. Shein
                    Facsimile No.:     (212) 521-5533

              with a copy to:

                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                    1333 New Hampshire Avenue, N.W.
                    Suite 400
                    Washington, D.C. 200036
                    Attention:         Russell W. Parks, Jr.
                    Facsimile No.:     (202) 887-4288

          (b) if to the Company, to

                    Bell Sports Corp.
                    6350 San Ignacio Avenue
                    San Jose, California 95119
                    Attention:         Mary George
                    Facsimile:         (408) 224-9129
              with a copy to:

                    Sidley & Austin
                    Bank One Plaza
                    10 South Dearborn Street
                    Chicago, Illinois 60603
                    Attention:         Larry A. Barden
                    Facsimile No.:     (312) 853-7036

     Section 8.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 13, 2000. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question or intent of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     Section 8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents referred to herein), the Exhibits and Schedules contemplated hereby and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of SECTION 2.10 and SECTION 5.9, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 8.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; PROVIDED, HOWEVER, that Parent and Sub may assign their rights and obligations under this Agreement to one or more of their wholly-owned Subsidiaries, but such assignment shall not relieve either Parent or Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 8.9 ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Confidentiality Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or the Confidentiality Agreement and to enforce specifically the terms and provisions hereof and thereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                        BELL SPORTS HOLDINGS, L.L.C.



                                        By: /s/ Michael S. Shein
                                           ------------------------
                                        Name: Michael S. Shein
                                             ----------------------
                                        Title: Manager
                                              ---------------------


                                        ANDSONICA ACQUISITION CORP.



                                        By: /s/ Michael S. Shein
                                           ------------------------
                                        Name: Michael S. Shein
                                             ----------------------
                                        Title: Manager
                                              ---------------------


                                        BELL SPORTS CORP.



                                        By: /s/ Richard S Willis
                                           ------------------------
                                        Name: Richard S Willis
                                             ----------------------
                                        Title: Executive Vice President
                                              ---------------------